Exhibit 99

Contact:	Pete Hudson Communications Manager Phone 717-735-5651

February 24, 2004

FOR IMMEDIATE RELEASE

STERLING FINANCIAL CORPORATION
ANNOUNCES QUARTERLY DIVIDEND

LANCASTER, PA – Sterling Financial Corporation (NASDAQ:SLFI). The Board of Directors announced a $0.15 per share cash dividend was declared on February 24, 2004. This dividend is payable on April 1, 2004 to shareholders of record March 15, 2004.

This $0.150 dividend per share represents a 10.3% increase over the $0.136 dividend paid in April 2003. All dividend per share information has been restated for the 5-for-4 stock split, effected in the form of a 25% stock dividend, paid on February 20, 2004.

Sterling Financial Corporation is a family of financial services organizations that operates 55 banking locations in south central Pennsylvania and northern Maryland, through its affiliate banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, Bank of Lebanon County and PennSterling Bank, located in Berks County. In addition to its banking affiliates, Sterling’s affiliates include Town & Country Leasing LLC, Lancaster Insurance Group, LLC, Equipment Finance LLC, Sterling Financial Settlement Services, and Sterling Financial Trust Company, which manages $1 billion in assets. In October 2003, Sterling announced it completed the acquisition of Church Capital Management, a Registered Investment Advisor with assets under management of $690 million, and Bainbridge Securities, a NASD securities broker/dealer.